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 [LETTERHEAD OF CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP]




                                  May 13, 2002

Metro-Goldwyn-Mayer Inc.
2500 Broadway Street
Santa Monica, CA 90404

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have acted as counsel for Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), in connection with the registration of 6,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable under its Amended and Restated 1996 Stock Incentive Plan (the "Plan"). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about May 13, 2002. We have also examined the proceedings and other actions taken by the Company in connection with the authorization of the issuance of the Shares under the Plan and such other matters as we deemed necessary for purposes of rendering this opinion.

     In rendering our opinion herein, we have assumed: the genuineness and authenticity of all signatures on original documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of all appropriate permits, consents, approvals, authorizations and orders relating to the offer and sale of the Shares in their respective jurisdictions; the offer and sale of the Shares in accordance with the terms of the Plan and pursuant to the Registration Statement and said permits, consents, approvals, authorizations and orders; and the reservation by the Company of a sufficient number of shares of Common Stock for issuance under the Plan.

     With respect to the matters set forth below, we are relying as to certain factual matters solely upon a certificate of an officer of the Company.

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     Our opinion herein is limited to the General Corporation Law of the State of Delaware (based upon the latest unofficial compilation thereof available to us) and the federal laws of the United States. We express no opinion whatsoever with respect to the laws of any other jurisdiction and can assume no responsibility for the applicability or effect of any such laws.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreement evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it or employ it in any transaction other than those discussed herein without the written consent of the undersigned; however, the undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to all references to the undersigned in the Registration Statement. In giving this consent, we do not admit that we are within the category or persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.


                               Very truly yours,

       /s/ Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

         CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & Shapiro, LLP